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EXHIBIT 99 (a) (10)

SUPPLEMENT DATED SEPTEMBER 17, 2001 TO
OFFER TO EXCHANGE DATED AUGUST 24, 2001

OFFER TO EXCHANGE OUTSTANDING OPTIONS
GRANTED DURING THE PERIOD JUNE 1, 1999,
THROUGH MAY 31, 2000,
FOR SHARES OF RESTRICTED STOCK

The offer and withdrawal rights expire at 5:00 p.m., Pacific time, on October 5, 2001, unless the offer is extended.

    The expiration date of the offer has been extended from 5:00 p.m., Pacific time, on September 28, 2001, to 5:00 p.m., Pacific time, on October 5, 2001.

    UNOVA, Inc., is offering employees the opportunity to exchange certain outstanding stock options granted under the UNOVA 1999 Stock Incentive Plan (the "1999 Plan") during the period June 1, 1999, through May 31, 2000 (the "eligible options"), for restricted shares of our common stock, which we refer to as "restricted stock".

    This supplement amends and supplements our Offer to Exchange dated August 24, 2001, and the Cover Letter previously delivered to you. We are extending the expiration date of the offer from 5:00 p.m., Pacific time, on September 28, 2001, to 5:00 p.m., Pacific time, on October 5, 2001. Pursuant to this supplement, we are also amending and restating Q. 6 of the Summary Term Sheet, and Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of Restricted Stock") and Section 6 of the Offer to Exchange ("Conditions of the Offer") as set forth below. This supplement does not otherwise alter the terms and conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange and the related Cover Letter.

    Although our Board of Directors has approved this offer, the Board of Directors makes no recommendation as to whether you should tender or refrain from tendering your eligible options in the offer. You must make your own decision whether to tender your eligible options.

    Shares of our common stock are listed on the New York Stock Exchange under the symbol "UNA". On September 10, 2001, the closing price of our common stock on the New York Stock Exchange was $5.58 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

    You should direct questions about the offer or this supplement to Larry N. Colson by telephone at 818.992.2944 or by email to lcolson@unova.com.

IMPORTANT

    If you decide to tender your eligible options, you must deliver to us before 5:00 p.m., Pacific time, on October 5, 2001, unless the offer is further extended, a properly completed and duly executed personal election form.

    We are not making this offer to, and we will not accept any options from, option holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to this offer. You should rely only on the information contained in the Offer to Exchange, as supplemented hereby, and the related cover letter or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in the Offer to Exchange, as supplemented hereby, or in the related cover letter. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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Table of Contents

Page
Introductory Statement	1
Summary Term Sheet	1
Q.6. Are there conditions to the offer to exchange?	1
The Offer
5. Acceptance of options for exchange and cancellation and issuance of restricted stock	1
6. Conditions of the offer	1

iii

Introductory Statement

    The following information amends and supplements our Offer to Exchange dated August 24, 2001. We are extending the expiration date of the offer from 5:00 p.m., Pacific time, on September 28, 2001, to 5:00 p.m., Pacific time, on October 5, 2001. Pursuant to this supplement, we are also amending and restating Q.6. of the Summary Term Sheet, and Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of Restricted Stock") and Section 6 of the Offer to Exchange ("Conditions of the Offer") as set forth below. This supplement does not otherwise alter the terms and conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange and the related Cover Letter.

Summary Term Sheet

Q.6. Are there conditions to the offer to exchange?

    There are specific conditions to this Offer to Exchange, which are set forth in Section 6. The Offer to Exchange is also conditioned on your continued employment. If all of the conditions set forth in Section 6 are satisfied or waived and you continue to be employed by us on the expiration of this Offer to Exchange (which will be on October 5, 2001, at 5:00 p.m., Pacific time, unless we extend it), we will accept your properly tendered eligible options.

The Offer

5. Acceptance of options for exchange and cancellation and issuance of restricted stock.

    On the terms and subject to the conditions of this Offer to Exchange, we will accept for exchange and cancel eligible options properly tendered for exchange and not validly withdrawn before the expiration date. We will notify you by email of our acceptance and cancellation of your eligible options promptly after the expiration date. If your eligible options are properly tendered for exchange and we accept them in accordance with the terms of this Offer to Exchange, you will be deemed to have received your shares of restricted stock on the first business day after the scheduled expiration date of the offer. Within approximately six weeks after expiration of this offer, you will receive your new restricted stock agreement. The exchange date, and the effective issue date for the shares of restricted stock, will be October 8, 2001, unless the Offer to Exchange is extended. For every four eligible option shares validly exchanged, you will receive one share of restricted stock as described in Section 1. One-third of the shares of restricted stock you receive will vest on the first, second and third anniversary dates of the exchange date (October 8, 2002, 2003 and 2004, unless the Offer to Exchange is extended). If you are not an employee of UNOVA or one of our eligible subsidiaries on the date this Offer to Exchange is made or you are not an employee of UNOVA or one of our eligible subsidiaries on the date it expires, you will not be eligible to accept this offer.

6. Conditions of the offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after August 24, 2001, and prior to the expiration date (October 5, 2001, unless the offer is further extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  (a)
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of restricted stock, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

  (b)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of restricted stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the tendered options;

  (3)
  materially impair the contemplated benefits of the offer to us; or

  (4)
  materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

  (c)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  (1)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 24, 2001;

  (2)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 24, 2001, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  (3)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

  (d)
  any change or changes, or threatened change or changes, shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us.

    The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date (October 5, 2001, unless the offer is further extended). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

    The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Act"). The Act does not provide this protection for tender offers. Therefore, to the extent this Offer to Exchange includes forward-looking statements, the safe harbor provided by the Act is not available to UNOVA for any such forward-looking statements.

UNOVA, Inc., September 17, 2001

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  EXHIBIT 99 (a) (10)
SUPPLEMENT DATED SEPTEMBER 17, 2001 TO OFFER TO EXCHANGE DATED AUGUST 24, 2001
IMPORTANT
Table of Contents
Introductory Statement
Summary Term Sheet
  Q.6. Are there conditions to the offer to exchange?
The Offer
  5. Acceptance of options for exchange and cancellation and issuance of restricted stock.
  6. Conditions of the offer.